SEALED AIR CORPORATION
                                     PARK 80 EAST
                           SADDLE BROOK, NEW JERSEY 07663-5291
                            (201) 791-7600/FAX (201) 791-4205









                                             EXHIBIT 5



                                        January 19, 1996


Sealed Air Corporation
Park 80 East
Saddle Brook, N.J. 07663

Dear Sirs:

          I am the General Counsel and Secretary of Sealed Air Corporation, a Delaware corporation (the "Corporation"), and as such have represented the Corporation in connection with a Registration Statement on Form S-3 (the "Registration Statement") of the Corporation providing for the registration under the Securities Act of 1933, as amended, of 69,333 shares (the "Shares") of the Corporation's Common Stock, par value $0.01 per share (the "Common Stock"), that are being sold for the account of certain selling stockholders (the "Selling Stockholders"). All of the shares covered by the Registration Statement were issued by the Corporation pursuant to an Acquisition Agreement dated as of November 21, 1995 (the "Acquisition Agreement"), among Poly-Cell, Inc., a Mississippi corporation ("Poly-Cell"), certain of the Selling Stockholders, the Corporation, and Polypride, Inc., a Delaware corporation and wholly-owned subsidiary of the Corporation ("Polypride"). Pursuant to the Agreement, Polypride acquired substantially all of the business and assets of Poly-Cell, except for certain excluded assets, on November 21, 1995.

          As General Counsel for the Corporation, in addition to participating in the preparation of the Registration Statement, I have reviewed the resolutions adopted by the Board of Directors of the Corporation that approved the execution, delivery and performance of the Acquisition Agreement and authorized the issuance of the Shares. I have also reviewed such corporate records, documents, instruments and certificates and have made such other inquiries as I have considered necessary in order to furnish a basis for rendering this opinion.

          Based on the foregoing, I am of opinion that:

          1. The Corporation is duly incorporated and validly existing as a corporation in good standing under the laws of the State of Delaware.

          2. The Shares are and, when sold pursuant to the Registration Statement will be, legally issued, fully paid and nonassessable shares of Common Stock of the Corporation.

          I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5 to the Registration Statement and to the reference to me under the caption "Legal Opinion" in the Prospectus forming a part thereof.

          I wish to advise you that I am a member of the Bar of the State of New York.

                                   Very truly yours,



                                   Robert M. Grace, Jr.
                                   General Counsel and Secretary

RMG/sa